ADDENDUM TO
INVESTMENT ADVISORY AGREEMENT

Calvert Variable Series, Inc
Calvert Municipal Fund, Inc.
Calvert Tax-Free Reserves
First Variable Rate for Govt. Income

Calvert Asset Management Company, Inc. (CAMCO), as investment advisor to the above-referenced registered investment companies (Funds), hereby agrees with the respective Funds to limit the net annual operating expenses of the Funds as follows through the period ended April 30, 2008. Figures are expressed as a percentage of average annual net assets. For the purposes of this expense limit, operating expenses do not include interest expense, brokerage commissions, taxes, and extraordinary expenses. To the extent any expense offset arrangement reduces Fund expenses, CAMCO's obligation under this agreement is reduced and CAMCO shall also benefit from the expense offset arrangement.

	Single Class	Class A	Class B	Class C	Class O	Class I
Calvert Variable Series, Inc. *
Social Small Cap Growth Portfolio	--	--	--	--	--	--
Social Mid Cap Growth Portfolio	--	--	--	--	--	--
Social International Equity Portfolio	--	--	--	--	--	--
Social Balanced Portfolio	--	--	--	--	--	--
Social Equity Portfolio	1.08%	--	--	--	--	--
Income Portfolio	--	--	--	--	--	--
Ameritas Income & Growth Portfolio	.78%	--	--	--	--	--
Ameritas Small Capitalization Portfolio	1.00%	--	--	--	--	--
Ameritas Midcap Growth Portfolio	.94%	--	--	--	--	--
Ameritas Midcap Value Portfolio	--	--	--	--	--	--
Ameritas Small Company Equity Portfolio	1.33%	--	--	--	--	--
Ameritas Core Strategies Portfolio	.95%	--	--	--	--	--
Ameritas Index 500 Portfolio	.38%	--	--	--	--	--
Ameritas Money Market Portfolio	.36%	--	--	--	--	--

Calvert Municipal Fund, Inc.*
National Municipal Intermediate Portfolio	--	--	--	--	--	--

Calvert Tax-Free Reserves*
Money Market Portfolio Limited-Term Portfolio	-- --	-- --	-- --	-- --	-- --	-- --
Long-Term Portfolio	--	--	--	--	--	--
Vermont Municipal Portfolio	--	--	--	--	--	--

First Variable Rate for Govt. Income*
Calvert First Government Money Market	--	--	2.00%	2.00%	--	--

*For the above-referenced registered investment companies	For Calvert Asset Management Company, Inc.

BY: s/William M. Tartikoff William M. Tartikoff Vice President	BY: s/Ronald M. Wolfsheimer Ronald M. Wolfsheimer Chief Financial Officer and Senior Vice President	Date: October 18, 2007